Exhibit 99.1

925 Page Mill Road • Palo Alto, CA 94304 • 650.846.7500 tel • 650.845.6507 fax • www.genencor.com news for immediate release

for more information contact:

investors:
Tom Rathjen, +650-846-5810

media:
Valerie Tucker, +650-846-7571

GENENCOR REPORTS THIRD QUARTER FINANCIAL RESULTS
~Record Quarterly Product Revenues~

     Palo Alto, Calif., October 28, 2004 – Genencor International, Inc. (NASDAQ: GCOR) today reported that for the quarter ended September 30, 2004, product revenues increased by 11% to $99.5 million, compared to $89.8 million in the third quarter of 2003. Total revenues in the third quarter were $101.9 million, compared to $94.1 million for the same period in 2003. Net income available to common stockholders was $1.2 million, or $0.02 per diluted share, compared to $2.3 million or $0.04 per diluted share during the same period in 2003. Fees and royalty revenues were $2.4 million in the third quarter of 2004 as compared to $4.3 million in the prior year, primarily due to the end of the amortizable period for an upfront research payment from Dow Corning in the 2003 period. Lower net income available to stockholders was due in part to increased general and administrative expenses and third party consulting fees. For the third quarter of 2004, Genencor generated $4.0 million in operating income and $16.7 million in cash flow from operations.

     For the nine months ended September 30, 2004, total revenues were $306.1 million, compared to $286.2 million for the same period in 2003. Net income available

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to common stockholders was $24.4 million, or $0.40 per diluted share for the nine months ended September 30, 2004, compared to $12.8 million or $0.21 per diluted share for that same period in 2003.

     “Although this quarter’s earnings were reduced by higher expenses, our record product revenues reflect the strength of our core enzyme business,” said Ray Land, senior vice president and chief financial officer. “Our cash balance grew by $12.6 million to $167.7 million during the quarter providing us with additional flexibility in executing our financial and operating strategy.”

Financial Results by Segment

     The Bioproducts segment develops and delivers products and services for the industrial, consumer and agri-processing markets to a global customer base. All of the company’s current product revenues are derived from this segment. For the third quarter of 2004, the Bioproducts segment increased our gross profit by 9% to $41.1 million, compared to $37.7 million in third quarter of 2003. For the third quarter of 2004, the Bioproducts segment achieved operating income of $11.6 million as compared to operating income of $15.4 million for the third quarter of 2003. The lower operating income was due to higher operating expenses and lower fees and royalty revenues, as discussed above. For the nine months ended September 30, 2004, the Bioproducts segment achieved operating income of $49.7 million as compared to operating income of $52.2 million for the same period in 2003.

     The Health Care segment is primarily engaged in the performance of research and development, securing intellectual property and the establishment of strategic investments and collaborations in support of our product objectives in the health care market. For the third quarter of 2004, the Health Care segment reported an operating loss of $7.8 million as compared to an operating loss of $9.2 million for the same period in 2003. For the nine months ended September 30, 2004, the Health Care segment experienced an operating loss of $11.3 million as compared to an operating loss of $24.6 million for the same period in 2003.

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Business Update

     “We are delighted with the excellent growth in product revenues during the third quarter, which established a new quarterly record for the company,” said Jean-Jacques Bienaimé, chairman, chief executive officer and president of Genencor. “Market acceptance of new products, expansion of our core enzyme business and favorable currency have produced strong product revenue growth throughout the year. In addition to solid expansion in its core markets, Genencor has exciting growth opportunities in safety and protection, biomass conversion, personal care, the Silicon Biotechnology™ platform and health care, providing us with confidence in the future growth of our company. Although we continue to look into selective partnering opportunities as the financial strength of the company grows, we are reducing our dependence on third party research funding so as to retain more of the value created by our technology. This should help reduce future total revenues variability,” said Bienaimé.

Bioproducts

     During the third quarter of 2004, Genencor’s Bioproducts segment set a quarterly product revenue record with gains noted in all regions. Assisted by the market’s acceptance of new products, particular strength was seen in the fermentation alcohol, carbohydrate processing (formerly referred to as sweeteners) and the food, feed and specialty categories, with double-digit growth in the Asia Pacific, European, and Latin American regions.

     As announced during the quarter, scientists from Genencor and Stanford Linear Accelerator Center announced an important breakthrough in the ability to compute, in record time, all possible metabolic behaviors open to a microorganism. This development is expected to facilitate engineering of a microorganism to assist in the creation of an array of desired products. A significant decrease in the time to compute the reaction spectrum paves the way for new applications in metabolic engineering. Moving from a small target molecule back to the pathway and then back to the gene, industrializes the process of developing co-products in, for example, a biorefinery.

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     Genencor’s progress in developing low cost enzymes for cellulosic biomass conversion to ethanol has exceeded the contractual goals and expectations of the National Renewable Energy Laboratory (NREL) and the Department of Energy. Based upon NREL’s model, Genencor scientists have achieved an estimated enzyme cost in the range of $0.10 to $0.20 per gallon of bioethanol, which represents an approximate 30-fold improvement in enzyme cost for the process. NREL is expected to validate these results at pilot scale within the next quarter. While other technology challenges continue to be addressed, Genencor believes that the enzymatic conversion of cellulose into fermentable sugars is no longer the major technical hurdle. As biorefineries come on line, Genencor expects to be ready with technology that is instrumental in the production of bioethanol.

     During the quarter Genencor continued its progress in commercializing new products for the safety and protection opportunities within its specialty business category. Biodefense enzymes for the neutralization of organophosphate nerve agents, like sarin, are expected to generate initial revenue in the near term. It is expected that the military and civilian first responders such as fire and police departments plus hazardous materials teams will be the first targeted customer base for this product. Genencor’s proprietary enzyme system for the elimination of prion infectivity also continues to advance through development and is currently under regulatory review. Once approved, the company expects to commercialize the product in 2005 for use in hospitals and other medical settings, along with future possible uses in the meat packing and processing industries.

     Within the Bioproducts segment, progress continues with several growth opportunities, including personal care and the Silicon Biotechnology™ platform. Focusing on oral, hair and skin care applications, leading consumer products companies are evaluating Genencor’s performance ingredients. Biosensors for the home medical market is one of the early targets of the technology and business efforts being employed in the Silicon Biotechnology™ collaboration with Dow Corning.

     As announced earlier this month, Genencor was included in Forbes Magazine list of the “200 Best Small Companies.” To qualify, companies with sales between $5 million and $750 million must have demonstrated a consistent pattern of positive growth

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during a five-year period as well as over the last 12 months. This is Genencor’s first appearance on Forbes’ elite list.

Health Care

     During the third quarter of 2004, Genencor’s Health Care segment continued to make progress in advancing its first product candidate for treating cancer through development toward filing an investigational new drug application (IND) in late 2005. This product candidate, GCR-8886/2141, is intended to target significant unmet medical needs in colorectal and pancreatic carcinoma. In support of the IND-enabling program, key steps are underway at Genencor’s newly opened cGMP facility in Rochester, New York toward preparing protein drug supply for toxicology studies, and preparation of prodrug supply by selected cGMP vendors is also underway.

     With a focus on targeted cancer biotherapeutics, Genencor’s Health Care research team continues building and qualifying additional follow-on leads, expanding the range of cancer targets served by its product development pipeline. As part of this research effort, Genencor has established a collaboration with Ablynx, a biotechnology company whose proprietary Nanobody technology platform could be helpful in discovering new targeting sequences against specific tumor targets that may be incorporated by Genencor into its cancer drug candidates.

     As previously announced, the strategy of Genencor’s Health Care segment is to create a biotherapeutics product pipeline which is focused entirely on the oncology market. To support this strategy, the company continues to investigate new in-licensing opportunities in oncology.

2004 Guidance

     Annual guidance remains unchanged from last quarter. Total revenues for 2004 are estimated to be in the range of $400 million to $406 million. Genencor anticipates research and development expenses for the full year 2004 to fall in the range of $73 million to $74 million. Operating income is expected to be in the $41 million to $42 million range. Genencor estimates net income available to common stockholders of

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between $24 million and $25 million, or between $0.38 and $0.40 earnings per diluted share, in 2004. Genencor does not provide quarterly guidance.

About Genencor

     Genencor International is a diversified biotechnology company that develops and delivers innovative products and services into the health care, agri-processing, industrial and consumer markets. Using an integrated set of technology platforms, Genencor’s products deliver innovative and sustainable solutions to many of the problems of everyday life.

     Genencor traces its history to 1982 and has grown to become a leading biotechnology company, with over $380 million in year 2003 annual revenues. Genencor has principal offices in Palo Alto, California; Rochester, New York; and Leiden, the Netherlands.

# # #

This press release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These include statements concerning plans, objectives, goals, strategies, future events or performance and all other statements which are other than statements of historical fact, including without limitation, statements containing words such as “believes,” “anticipates,” “expects,” “estimates,” “projects,” “will,” “may,” “might” and words of a similar nature. Such statements involve risks and uncertainties that could cause actual results to differ materially from those projected. Some important factors that could cause actual results to differ include dependence on the efforts of third parties, such as Dow Corning; dependence on new and uncertain technology and its uncertain application to new business ventures; regulatory actions or delays, such as those pending on Genencor’s prion decontamination technology, or uncertainties related to product development, testing or manufacturing; ability to form and maintain strategic alliances; ability to complete certain transactions and to realize anticipated benefits from acquisitions; dependence on certain intellectual property rights of both Genencor and third parties, such as Ablynx; the competitive nature of Genencor’s industry and risks of obsolescence of certain technology; and the high risk nature of efforts to develop viable products for the health care market including the possibility that clinical or preclinical testing may reveal unsuccessful results or undesirable side effects. These and other risk factors are more fully discussed in Genencor’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q filed with the United States Securities and Exchange Commission. The forward-looking statements contained in this release represent the judgment of Genencor as of the date of this report. Genencor disclaims, however, any intent or obligation to update any forward-looking statements.

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Conference Call Information

You are invited to listen to Genencor’s third quarter financial results conference call that will be broadcast live over the Internet on October 28 at 5:00 p.m., EDT, with Jean-Jacques Bienaimé, chairman, chief executive officer and president of Genencor, and Raymond J. Land, senior vice president and chief financial officer of Genencor. The company will discuss forward-looking information and review financial results on this call. To access the webcast, please log on to the Internet at http://www.shareholder.com/genencor/medialist.cfm. Please connect to the website at least 15 minutes prior to the call to ensure adequate time to register and log on. The webcast will be made available at this URL, as well as posted to the “Investor Relations” section of Genencor’s website, www.genencor.com. You may also dial-in to the conference call at 800-450-0785 (domestic) or 612-332-0637 (international). Please call in approximately ten minutes before the call is scheduled to begin.

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Genencor International, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Amounts in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2004	2003	2004	2003
	(unaudited)		(unaudited)
Revenues:
Product revenue	$99,469	$89,795	$287,181	$269,577
Fees and royalty revenues	2,385	4,349	18,968	16,575

Total revenues	101,854	94,144	306,149	286,152
Operating expenses:
Cost of products sold	58,366	52,096	163,862	154,723
Research and development	18,450	18,315	52,857	51,608
Sales, marketing and business development	9,680	8,320	27,366	23,921
General and administrative	10,506	7,946	28,420	23,729
Amortization of intangible assets	1,159	1,414	3,482	4,304
Other expense/(income)	(339)	(351)	(8,334)	408

Total operating expenses	97,822	87,740	267,653	258,693
Operating income	4,032	6,404	38,496	27,459
Non operating expenses/(income):
Investment expense	—	—	—	1,018
Interest expense	1,163	1,539	3,705	5,128
Interest income	(897)	(601)	(2,590)	(3,004)

Total non operating expenses/(income)	266	938	1,115	3,142

Income before income taxes	3,766	5,466	37,381	24,317
Provision for income taxes	753	1,367	7,476	6,079

Net income	$3,013	$4,099	$29,905	$18,238

Net income available to holders of common stock	$1,195	$2,281	$24,449	$12,782

Earnings per common share:
Basic	$0.02	$0.04	$0.41	$0.22

Diluted	$0.02	$0.04	$0.40	$0.21

Weighted average common shares:
Basic	59,468	58,895	59,346	58,655

Diluted	61,199	61,859	61,100	60,296

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Genencor International, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Amounts in thousands)

	September 30,	December 31,
	2004	2003
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$167,663	$166,551
Other current assets	165,646	158,661

Total current assets	333,309	325,212
Property, plant and equipment, net	227,515	232,902
Goodwill	29,381	29,380
Intangible assets, net	43,205	47,075
Other assets	71,808	77,853

Total assets	$705,218	$712,422

Liabilities, Redeemable Preferred Stock and Stockholders’ Equity
Current liabilities	$93,380	$102,168
Long-term debt and capital lease obligations	35,131	65,308
Other long-term liabilities	32,383	32,259

Total liabilities	160,894	199,735

Redeemable preferred stock	182,482	177,025
Stockholders’ equity	361,842	335,662

Total liabilities, redeemable preferred stock and stockholders’ equity	$705,218	$712,422

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Genencor International, Inc. and Subsidiaries
Unaudited Segment Information
(Amounts in thousands)

For the three months ended September 30, 2004

				Corporate	Consolidated
	Bioproducts	Health Care	Segment Subtotal	and Other	Totals
Product revenue	$99,469	$—	$99,469	$—	$99,469
Fees and royalty revenues	2,235	150	2,385	—	2,385
Total revenues	101,704	150	101,854	—	101,854
Research and development	12,229	6,221	18,450	—	18,450
Operating income/(loss)	11,553	(7,753)	3,800	232	4,032

For the three months ended September 30, 2003

				Corporate	Consolidated
	Bioproducts	Health Care	Segment Subtotal	and Other	Totals
Product revenue	$89,795	$—	$89,795	$—	$89,795
Fees and royalty revenues	4,149	200	4,349	—	4,349
Total revenues	93,944	200	94,144	—	94,144
Research and development	10,925	7,390	18,315	—	18,315
Operating income/(loss)	15,379	(9,183)	6,196	208	6,404

For the nine months ended September 30, 2004

				Corporate	Consolidated
	Bioproducts	Health Care	Segment Subtotal	and Other	Totals
Product revenue	$287,181	$—	$287,181	$—	$287,181
Fees and royalty revenues	8,593	10,375	18,968	—	18,968
Total revenues	295,774	10,375	306,149	—	306,149
Research and development	35,403	17,454	52,857	—	52,857
Operating income/(loss)	49,707	(11,334)	38,373	123	38,496

For the nine months ended September 30, 2003

				Corporate	Consolidated
	Bioproducts	Health Care	Segment Subtotal	and Other	Totals
Product revenue	$269,577	$—	$269,577	$—	$269,577
Fees and royalty revenues	16,150	425	16,575	—	16,575
Total revenues	285,727	425	286,152	—	286,152
Research and development	32,159	19,449	51,608	—	51,608
Operating income/(loss)	52,174	(24,625)	27,549	(90)	27,459

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